EXECUTION COPY

                           AMENDMENT AND FORBEARANCE

         AMENDMENT AND FORBEARANCE, dated as of June 30, 2003 (this "Amendment"), to the Fifth Amended and Restated Credit Agreement, dated as of November 1, 1999 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among Aurora Foods Inc. (the "Company"), the financial institutions parties thereto (the "Lenders") and the Agents.

                             W I T N E S S E T H:

         WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to make, and have made, certain loans and other extensions of credit to Company;

         WHEREAS, Company has requested, and, upon this Amendment becoming effective, the Lenders have agreed, that certain provisions of the Credit Agreement be modified as set forth below;

         NOW, THEREFORE, the parties hereto hereby agree as follows:

         SECTION 1. Defined Terms. Terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

         SECTION 2. Amendments to Credit Agreement.

         (a) Amendments to Subsection 1.1. Subsection 1.1 of the Credit Agreement is hereby amended by adding the following new defined terms in proper alphabetical order:

                     "Credit Program Collateral Agent" means the entity or institution acting as collateral agent for the Vendors under the Secured Trade Credit Program.

                     "Secured Trade Credit Program" means the business plan whereby Company has granted, in accordance with the terms of subsection 7.2A(vii), to the Credit Program Collateral Agent, for the ratable benefit of the Vendors, a second-priority lien on the Collateral pursuant to the Summary of Trade Creditor Lien attached hereto as Annex I in order to secure each Vendor's accounts payable due from Company on behalf of shipments of goods from such Vendor to Company.

                     "Vendors" means those parties from time to time identified as vendors party to the Letter Agreement, dated as of July 2, 2003, from Company to the vendors.

         (b) Amendment to Subsection 6.1. Subsection 6.1 of the Credit Agreement is hereby amended by adding the following as new paragraph (xix) at the end thereof:

                     (xix) Weekly Financials: as soon as available and in any event within five Business Days after the end of each calendar week, a cash flow forecast of Company and its Subsidiaries for the thirteen-week period starting on Monday of such week, substantially in a form, and containing such information, as shall be agreed upon between Company and the steering committee of Lenders.

         (c) Amendments to Subsection 7.2A. Subsection 7.2A of the Credit Agreement is hereby amended as follows:

                           (i) by deleting the word "and" at the end of
                  subsection 7.2A(v);

                           (ii) by deleting the period (".") at the end of
                  subsection 7.2A(vi) and replacing it with "; and"; and

                           (iii) adding the following new clause (vii) at the
                  end thereof:

                     (vii) if Company fails to make any scheduled interest payment required to be made by Company in respect of the Subordinated Notes in accordance with the terms thereof and of the Subordinated Note Indentures on or after July 1, 2003 and no other Event of Default or Potential Event of Default has occurred and is continuing, Liens incurred under the Secured Trade Credit Program; provided that the aggregate amount of obligations secured by such Liens shall not at any time exceed $40,000,000.

         (d) Amendments to Subsection 7.12. Subsection 7.12 of the Credit Agreement is hereby amended by adding the following new paragraph F at the end thereof:

                     F. Amendments of Secured Trade Credit Program. Company shall not, and shall not permit any of its Subsidiaries to, amend or otherwise change the terms of the Secured Trade Credit Program (including, without limitation, the Summary of Trade Creditor Lien attached hereto as Annex I), if the effect of such amendment or change is to change the subordination provisions thereof (or of any guaranty thereof), or change any collateral therefor (other than to release such collateral), or if the effect of such amendment or change, together with all other amendments or changes made, is to confer any additional rights or lessen or remove any limitations on the Credit Program Collateral Agent, on behalf of the Vendors, which would be adverse to Company or Lenders.

         (e) Amendments to Annexes. The Credit Agreement is hereby amended by adding the Annex I attached hereto as new "Annex I" to the Credit Agreement.

         SECTION 3. Forbearance.

         (a) Each of the Lenders agrees that, for the period from the Amendment Effective Date to the Section 3 Termination Date (as defined below), it will not exercise any of the remedies available to it, and will not instruct the Administrative Agent to exercise or consent to the Administrative Agent exercising any of the remedies available to it, in either case, under any of the Loan Documents (including, without limitation, to accelerate the Loans or terminate the Commitments as contemplated in Section 8 of the Credit Agreement) solely as a result of the occurrence of any Event of Default or Potential Event of Default arising under subsection 8.2(i) of the Credit Agreement by virtue of the failure of Company to make the scheduled interest payment required under the Indenture dated as of July 1, 1998 with Wilmington Trust Company, as Trustee (the "Specified Indenture"; and such non-payment, the "Specified Indenture Default") on July 1, 2003. The "Section 3 Termination Date" shall be the earliest of (i) July 31, 2003, (ii) the date on which the Specified Indenture Default has been cured or waived, through amendments to the Specified Indenture or otherwise, so long as Company has delivered to the Administrative Agent five days' prior written notice of its intent to cure the Specified Indenture Default by payment or (iii) the date on which a notice of acceleration under the Specified Indenture has been delivered to Company.

         (b) Each of the Lenders further agrees that any interest that would otherwise accrue pursuant to subsection 2.2E as a result of the Specified Indenture Default shall not accrue so long as no other Event of Default or Potential Event of Default has occurred and is continuing.

         (c) For the avoidance of doubt and notwithstanding the forbearance granted in the foregoing Section 3(a), the parties hereto hereby agree that if an Event of Default or Potential Event of Default arising as a result of the Specified Indenture Default has occurred and is continuing, in accordance with subsection 2.2D of the Credit Agreement, each Eurodollar Rate Loan shall be converted into a Base Rate Loan on the expiration date of the Interest Period applicable thereto and no Base Rate Loan may be converted into a Eurodollar Rate Loan.

         SECTION 4. Conditions to Effectiveness of Amendment. This Amendment shall be effective on the date on which all of the following conditions precedent have been satisfied or waived (the "Amendment Effective Date"):

         (a) The Administrative Agent shall have received this Amendment, executed and delivered by a duly authorized officer of each of (i) Company,
(ii) the Guarantor and (iii) the Requisite Lenders;

         (b) Company shall have paid all accrued fees and expenses of counsel and other advisors to or for the benefit of the Administrative Agent then due and payable for which invoices have been presented to Company, and all interest required to be paid on the Loans in accordance with the terms of the Credit Agreement;

         (c) After giving effect to the Amendment, no Event of Default or Potential Event of Default shall have occurred and be continuing, other than any Event of Default or Potential Event of Default referred to in Section 3 hereof; and

         (d) The Administrative Agent shall have received an amendment fee for the account of each Lender that executes and delivers its signature page to the Administrative Agent prior to 5:00 p.m., New York City time, on June 30, 2003 in the amount equal to 0.125% of the sum of such Lenders' Revolving Loan Exposure and Term Loan Exposure.

         SECTION 5. Representations and Warranties. To induce the Lenders parties hereto to enter into this Amendment, Company hereby represents and warrants to the Administrative Agent and all of the Lenders that the execution, delivery and performance of this Amendment and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action and is the legally valid and binding obligation of Company, enforceable against Company in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

         SECTION 6. Release. As further consideration to induce the Lenders parties hereto to enter into this Amendment, Company, on behalf of itself and each of its subsidiaries, represents and warrants that there are no claims, causes of action, suits, debts, obligations, liabilities or demands of any kind, character or nature whatsoever, fixed or contingent, which Company or any of its subsidiaries may have, or claim to have, against the Administrative Agent or any Lender with respect to the Credit Agreement, any other Loan Document or the transactions contemplated hereby or thereby, and Company, on behalf of itself and each of its subsidiaries, hereby releases, acquits and forever discharges the Administrative Agent and each Lender, and their respective agents, employees, officers, directors, representatives, attorneys, affiliates, successor and assigns (collectively, the "Released Parties") from any and all claims, causes of action, suits, debts, obligations, liabilities or demands of any kind, character or nature whatsoever, known or unknown, fixed or contingent, that Company or any of its subsidiaries may have, or claim to have, against each of such Released Parties with respect to the Credit Agreement, the other Loan Documents and the transactions contemplated hereby and thereby as of the Amendment Effective Date.

         SECTION 7. Authorization of Intercreditor Agreement. The Lenders hereby authorize the Administrative Agent to enter into an intercreditor agreement with the Credit Program Collateral Agent in the event that the Secured Trade Credit Program becomes effective.

         SECTION 8. Effect on the Loan Documents. (a) Except as specifically amended above, the Credit Agreement and all other Loan Documents shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

         (b) The execution, delivery and effectiveness of this Amendment, including the forbearance set forth in Section 3 hereof, shall not operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

         SECTION 9. Costs, Expenses and Taxes. Company agrees to pay on demand all actual and reasonable and documented out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Amendment and the other instruments and documents to be delivered thereunder and hereunder, including, without limitation, the reasonable and documented fees and out-of-pocket expenses of counsel for the Administrative Agent (including allocated costs of internal counsel) with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities hereunder and thereunder. Company further agrees to pay on demand all costs and expenses of the Administrative Agent and each of the Lenders, if any (including, without limitation, counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Amendment and the other instruments and documents to be delivered hereunder, including, without limitation, reasonable counsel fees and expenses (including allocated costs of internal counsel) in connection with the enforcement of rights under this Section 9.

         SECTION 10. Affirmation of Subsidiary Guaranty, Pledge Agreement and Credit Agreement. The Guarantor hereby consents to the modification of the Credit Agreement contemplated hereby and each of Company and the Guarantor hereby acknowledge and agree that the guarantees contained in the Subsidiary Guaranty, the pledge of stock contained in the Pledge Agreement and the obligations contained in the Credit Agreement as modified hereby are, and shall remain, in full force and effect.

         SECTION 11. GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

         SECTION 12. Execution in Counterparts. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Amendment signed by all the parties shall be lodged with Company and the Administrative Agent.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

                                               AURORA FOODS INC.


                                               By: /s/ William R. McManaman
                                                   ----------------------------
                                               Name:  William R. McManaman
                                               Title: Executive Vice President
                                                      - Chief Financial Officer


                                               SEA COAST FOODS, INC.


                                               By:  /s/ William R. McManaman
                                                    ---------------------------
                                               Name:  William R. McManaman
                                               Title: Executive Vice President
                                                      - Chief Financial Officer


                                               JP MORGAN CHASE BANK (formerly
                                               known as The Chase Manhattan
                                               Bank), as Administrative
                                               Agent and Lender


                                               By:  /s/ Thomas F. Maher
                                                    ---------------------------
                                               Name:  Thomas F. Maher
                                               Title: Managing Director

                                                                       ANNEX I



                        Summary of Trade Creditor Lien


         In consideration for the agreement of each vendor (individually, a "Vendor" and collectively, "Vendors") that executes the Secured Trade Credit Program Letter Agreement to participate in the Secured Trade Credit Program of Aurora Foods Inc., a Delaware corporation (the "Company"), on the terms and conditions contained in the Secured Trade Credit Program Terms and Conditions and Statement of Qualifications of the Company (the "Statement of Qualifications"; capitalized terms used and not defined herein shall have the meaning provided in the Statement of Qualifications), the Company is granting to [__________] (the "Collateral Agent"), for the ratable benefit of the Vendors, pursuant to the Security Agreement, dated as of [_____], 2003 (the "Security Agreement"), between the Company and the Collateral Agent, for as long as each Vendor becomes and remains an Approved Trade Creditor, a junior subordinated security interest in all of the personal property of the Company, and all proceeds resulting from the sale or disposition of such personal property outside of the ordinary course of business by or on behalf of the holders of the Senior Obligations (defined below) or any Vendor (collectively, the "Vendor Collateral"; provided that in no event shall the Vendor Collateral include (i) any proceeds resulting from the sale or disposition of such personal property in the ordinary course of business or (ii) any personal property not subject to the security interest of the holders of the Senior Obligations), to secure the obligations of the Company to the Vendor described in paragraph 3 of the Statement of Qualifications (the "Secured Vendor Obligations"), in all cases subject to the following terms and conditions:

                  1. The security interest granted to the Collateral Agent, for the benefit of the Vendors, shall be subject and subordinate to the following (collectively, the "Senior Obligations"):

                           (a) any and all liens granted under or pursuant to
                  (i) that certain Fifth Amended and Restated Credit Agreement dated as of November 1, 1999 among the Company, JPMorgan Chase Bank, as administrative agent, National Westminster Bank PLC, as syndication agent and UBS AG, Stamford Branch, as documentation agent and the financial institutions party thereto, as the same may be amended, modified, supplemented or restated from time to time (including, without limitation, any modifications that may increase the principal amount of loans or any other obligations able to be incurred thereunder) (the "Credit Agreement"), (ii) each and every credit facility that may directly or indirectly refinance, or that may be entered into in addition to, the Credit Agreement (including, without limitation, any debtor-in-possession financing in any bankruptcy or similar proceeding in respect of the Company or any of its subsidiaries which is provided by one or more lenders (including on a senior, priming basis under Section 364(d) of the Bankruptcy Code)), in whole or part, as the same may be amended, modified, supplemented or restated from time to time (including, without limitation, any modifications that may increase the principal amount of loans or any other obligations able to be incurred thereunder) and/or (iii) any document, instrument or agreement executed by the Company or any of its subsidiaries in connection with any of the facilities or agreements referred to in clauses (i) and
                  (ii), above, from time to time as the same may be amended, modified, supplemented or restated from time to time;

                           (b) any and all liens granted by the Company in
                  favor of any financial institutions to secure hedging, currency exchange, swap, cash management or letter of credit obligations owed by the Company or any of its subsidiaries to any such institutions from time to time; and

                           (c) any and all other liens and claims that are
                  prior in right or superior to those granted pursuant to any of the documents, instruments, agreements or orders referenced in clauses (a) or (b), above, including, without limitation, any "carve-out" referred to in any of such documents, instruments or agreements.

                  2. The security interest granted to the Collateral Agent shall be for the ratable benefit of each of the Vendors. The security interest of the Collateral Agent for the benefit of the Vendors in any personal property of the Company shall automatically be released and discharged upon the sale or other disposition of such personal property by the Company in accordance with the terms and conditions of the documents governing the Senior Obligations or by or on behalf of any holder of any Senior Obligations or any release of such lien by the holders of a majority of the Senior Obligations or any representative acting on their behalf; provided, that the Collateral Agent shall retain its security interest on behalf of the Vendors in the proceeds of such personal property to the extent such proceeds constitute Vendor Collateral, subject to the prior payment in full in cash of the Senior Obligations.

                  3. Until and unless the Senior Obligations shall have been paid in full in cash, and no financial institution or other holder of the Senior Obligations shall have any commitment to provide the Company or its subsidiaries with any loan, letter of credit or other financial accommodation that would constitute Senior Obligations, neither the Collateral Agent nor any Vendor shall be permitted to exercise any rights or remedies with respect to the Vendor Collateral, including any right to vote in any bankruptcy or similar proceeding in respect of the Company or any of its subsidiaries with respect to any interest in the Vendor Collateral, or any right to foreclose or otherwise move or take action against the Vendor Collateral, and shall not have any right to (a) object to the use of cash collateral with respect to the Vendor Collateral in any bankruptcy or similar proceeding in respect of the Company or any of its subsidiaries, (b) seek any adequate protection or relief from the automatic stay with respect to the Vendor Collateral in any bankruptcy or similar proceeding in respect of the Company or any of its subsidiaries, (c) object to the holders of the Senior Obligations seeking any adequate protection or relief from the automatic stay with respect to their collateral in any bankruptcy or similar proceeding in respect of the Company or any of its subsidiaries, or
         (d) direct any holder of any Senior Obligation (or any representative thereof) with respect to any matters in connection therewith. Once the Senior Obligations have been paid in full in cash, and provided no commitment of any financial institution or other holder of any of the Senior Obligations to provide the Company or its subsidiaries with any loan, letter of credit or other financial accommodation that would constitute Senior Obligations then exists, Vendors holding a majority of the obligations secured by liens in the Vendor Collateral granted pursuant to the Company's Secured Trade Credit Program may direct the Collateral Agent to exercise such rights with respect to the Vendor Collateral as they deem appropriate.

                  4. The holders of the Senior Obligations may at any time and from time to time without the consent of or notice to the Collateral Agent or the Vendors and without incurring liability to the Collateral Agent or the Vendors, exercise any of their rights or remedies with respect to their collateral (including the sale, transfer or other disposition thereof) or increase the amount of the Senior Obligations, change the manner or place of payment or extend the time of payment of or renew or otherwise alter any Senior Obligations, or amend in any manner any agreement, note, guaranty or other instrument evidencing or securing or otherwise relating to any of the Senior Obligations, including, without limitation, in respect of borrowing base, advance rates or any reserves. The holders of the Senior Obligations shall have no obligation to marshal any assets in favor of the Collateral Agent or the Vendors.

                  5. The security interest granted hereunder, with respect to any Vendor, shall terminate upon two weeks notice from the Company to such Vendor. In addition, the security interest granted hereunder and the terms and conditions applicable thereto may also be modified or terminated from time to time by the Company by notice to the Collateral Agent and the Vendors, provided, that no such modification or termination that adversely affects the Collateral Agent or the Vendors in any material respect shall be effective as to any Secured Vendor Obligations outstanding, or Vendor Collateral existing, at the time of such notice.

                  6. Neither the Collateral Agent nor the Vendors may assign their rights and/or duties hereunder or under the Security Agreement without the prior written consent of the Company given at the Company's sole discretion; provided that Vendors may assign their rights under the Trade Creditor Lien to any factor or other entity that finances or insures such Vendor's receivables without the Company's prior written consent, it being understood that any such assignee's rights with respect to the Trade Creditor Lien shall be limited as set forth herein. Any other attempted assignment without the Company's prior written consent, other than as set forth in the immediately preceding sentence, shall be void and shall void such Vendor's participation in the Trade Creditor Lien in accordance with the terms of the Statement of Qualifications. This Summary of Trade Creditor Lien shall be interpreted under and in accordance with the laws of the State of New York without giving effect to the conflicts of laws principles thereof. The Collateral Agent and each Vendor agrees that any dispute arising directly or indirectly out of or that in any way relates to the Statement of Qualifications or this Summary of Trade Creditor Lien shall be resolved by the Supreme Court of the State of New York, sitting in New York County or the United States District Court of the Southern District of New York and any relevant appellate court of each of the foregoing and hereby consents to the jurisdiction of such courts.